EXHIBIT 99.1

AmericasBank Corp.
Contact:	Mark H. Anders
Phone:	443-921-0804
Website:	www.americasbank.com

AmericasBank Corp. appoints two new directors

TOWSON, Md. (October 18, 2005) —AmericasBank Corp. (OTCBB:AMAB), the parent company of AmericasBank, has appointed Richard C. Faint, Jr. and Allen S. Lloyd, Jr. as new directors of both AmericasBank Corp. and AmericasBank.

Mr. Faint is currently president & CEO of ARRRK Properties, a diversified real estate company that acquires, renovates and sells real estate, provides property management services, and engages in construction services. He is also president & CEO of The Cornerstone Professional Group, an information technology consulting firm that specializes in application development and network infrastructure support for small to medium sized organizations. He founded both of the Timonium, Maryland companies in 2004.

Mr. Faint has extensive public company career experience, having served as chief executive officer or in senior leadership roles at Citrix Systems, Sequoia Software, TheraTx, and PersonaCare, all Nasdaq-listed companies or divisions thereof. He holds a BS in Accounting & Finance from Towson University and a JD and MBA from the University of Baltimore.

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Mr. Lloyd, a career financial services executive, served from 1993 through April 2005 as an executive vice president of MBNA America, the Wilmington-based credit card company. Most recently, he was an internal consultant and project manager responsible for various process re-engineering assignments at MBNA. Previously he directed MBNA’s Affinity Group Relationships in the mid-Atlantic region.

Mr. Lloyd, a graduate of the University of Maryland, was manager of Sales and Operations for an employee leasing company for 6 years before joining MBNA in late 1993. Prior to that, he was a senior executive with Maryland National Bank and American Security Bank from 1965 to 1987, primarily responsible for commercial lending functions at both institutions.

Separately, on October 17, 2005, AmericasBank Corp and AmericasBank received notice from the Maryland Division of Financial Regulation and the Federal Reserve Bank of Richmond that the AmericasBank organization has returned to a satisfactory condition and that the supervisory agreement dated August 3, 2001 was terminated.

About AmericasBank Corp.

AmericasBank Corp. is the parent company of AmericasBank, a Maryland-chartered commercial bank headquartered in Towson, Maryland. AmericasBank is dedicated to contributing to the growth and prosperity of the communities it serves, with a special focus on serving the needs of the business community and promoting home ownership.

The statements in this press release that are not historical facts constitute “forward-looking statements” as defined by Federal Securities laws. Such statements, regarding AmericaBank Corp.’s anticipated future results of operations, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the possible loss of key personnel; changes in interest rates, deposit flows and loan demand; as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect AmericasBank Corp. or AmericasBank specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. AmericasBank Corp. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the AmericasBank Corp.’s filings with the U.S. Securities and Exchange Commission and available at their web site www.sec.gov.

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